Exhibit 95

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities #)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of 12/31/2016 (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Revloc Refuse Site ID # 3608032	1	0	0	0	0	$228	0	No	No	0	0	0